Exhibit (a)(1)(c)

ANTRIABIO, INC.

OFFER TO AMEND WARRANTS

ELECTION FORM

Before signing this election form, please make sure you have received, read and understand the documents that make up this offer, including: (1) the Offer to Amend Certain Outstanding Warrants (referred to as the Offer to Amend); (2) the letter from Nevan C. Elam, dated January 31, 2017; (3) this election form; (4) the withdrawal form; (5) the accredited investor questionnaire; and (6) the warrant amendment. The offer is subject to the terms of these documents as they may be amended. The offer provides eligible warrantholders who hold eligible warrants the opportunity to amend these warrants at a lower exercise price and extended term as discussed in the Offer to Amend. This offer expires at 4:00 p.m., Mountain Time, on January 31, 2017 unless extended.

PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you participate in this offer, you must amend all of your outstanding eligible warrants listed on your own personal addendum.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this offer, please indicate your election by checking the box below and completing and signing this election form. Please be sure to follow the instructions, which are attached. Failure to return this form will be deemed a “No” decision to amend your warrants.

You may withdraw this election by submitting a properly completed and signed withdrawal form before the expiration date, which will be 4:00 p.m., Mountain Time, January 31, 2017, unless extended.

☐ Yes, I wish to tender for amendment each of my eligible warrants listed on the Addendum issued to me.

All of these warrants will be irrevocably amended effective as of January 31, 2017 unless you complete and submit a withdrawal form.

WARRANTHOLDER:

Name (please print):

Signature of Authorized Signatory:

Title:

Email Address:

Date and Time Signed:

RETURN TO NOOPUR LIFFICK NO LATER THAN 4:00 p.m., MOUNTAIN TIME, ON JANUARY 31, 2017 BY EMAIL investor-relations@antriabio.com) OR BY OVERNIGHT COURIER OR HAND DELIVERY

ANTRIABIO, INC.

OFFER TO AMEND WARRANTS

INSTRUCTIONS TO THE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of Election Form, Accredited Investor Questionnaire and Warrant Amendment.

A properly completed and signed original of this election form (or an email copy of it) and original (or email) signed warrant amendment must be received by Noopur Liffick either via hand delivery or overnight courier at AntriaBio, Inc., 1450 Infinite Drive, Louisville, Colorado 80027, attention: Noopur Liffick, or via email (email address: investor-relations@antriabio.com), no later than 4:00 p.m., Mountain Time, on January 31, 2017 (referred to as the expiration date).

Delivery will be deemed made only when actually received by AntriaBio. You may hand deliver or courier your election form to Noopur Liffick at AntriaBio, Inc., 1450 Infinite Drive, Louisville, Colorado 80027, or you may email it to Noopur Liffick at investor-relations@antriabio.com. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your election form by e-mail within two (2) business days or in the event you do not have an email address, delivered by overnight courier. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your election form has been received by January 31, 2017. Only responses that are complete, signed and actually received by Noopur Liffick by the deadline will be accepted.

Our receipt of your Election Form, Accredited Investor Questionnaire and Warrant Amendment is not by itself an acceptance of your warrants for amendment. For purposes of the offer, we will be deemed to have accepted warrants for amendment that are validly tendered and not properly withdrawn as of when we give oral or written notice to the warrantholders generally of our acceptance for amendment of such warrants, which notice may be made by press release, e- mail or other method of communication.

AntriaBio will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you an e-mail or letter confirmation of receipt of this election form and the warrant amendment, by signing this election form, you waive any right to receive any notice of the receipt of your documents, except as provided for in the Offer to Amend. Any confirmation of receipt sent to you will merely be a notification that we have received your Election Form, Accredited Investor Questionnaire and Warrant Amendment and does not mean that your warrants have been amended. Your warrants that are accepted for amendment will be amended on the same day as the expiration of the offer, which is scheduled to be January 31, 2017.

2.	Withdrawal.

Elections to amend made through the offer may be withdrawn at any time no later than 4:00 p.m., Mountain Time, on January 31, 2017. If AntriaBio extends the offer beyond that time, you may withdraw your election at any time until the extended expiration of the offer. In addition, although AntriaBio currently intends to accept your validly completed Election Form, Accredited Investor Questionnaire and Warrant Amendment promptly after the expiration of the offer, if we have not accepted your warrants by 9:00 p.m., Mountain Time, on January 31, 2017, you may withdraw your election at any time thereafter. To withdraw your election, you must deliver by hand or courier (AntriaBio, Inc., 1450 Infinite Drive, Louisville, Colorado 80027, attention: Noopur Liffick), or via email (email address: investor-relations@antriabio.com) a signed and dated withdrawal form, with the required information, to Noopur Liffick while you still have the right to withdraw the election. You may not rescind any withdrawal for purposes of the offer unless you properly re-elect to amend your warrants before the expiration date. To re-elect to amend your warrants following a withdrawal of your election, you must submit a new election form to Noopur Liffick before the expiration date by following the procedures described in these instructions. Your new election form must include the required information and must be signed and clearly dated after the date of your original election form and after any withdrawal form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election form or withdrawal form we receive before the expiration date.

3.	Tenders.

If you intend to amend warrants through the offer, you must elect to amend all of your eligible warrants. You may not pick and choose which of your eligible warrants you wish to amend. If you have exercised a portion of an eligible warrant, your election will apply to the portion that remains outstanding and unexercised.

4.	Signatures on this Election Form.

If this election form is signed by the holder of the warrants, the signature must correspond with the name as written on the face of the warrant agreement or agreements to which the warrants are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your warrant agreement was signed, please submit proof of the legal name change.

If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to AntriaBio of the authority of that person to act in that capacity must be submitted with this election form.

5.	Other Information on This Election Form.

In addition to signing this election form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address.

6.	Requests for Assistance or Additional Copies.

You should direct questions about the offer or requests for additional copies of the Offer to Amend and the other Warrant Amendment Program documents to Noopur Liffick, AntriaBio, Inc., 1450 Infinite Drive, Louisville, Colorado 80027, email address: investor-relations@antriabio.com. Copies will be furnished promptly at AntriaBio’s expense.

7.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any eligible warrants. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any warrant amendment that we determine is not in appropriate form or that we determine is unlawful to accept. We will accept all properly tendered warrant amendments that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular warrant amendment or for any particular warrantholder, provided that if we grant any such waiver, it will be granted with respect to all warrantholders and tendered warrant amendments. No tender of warrant amendments will be deemed to have been properly made until all defects or irregularities have been cured by the tendering warrantholder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in documents, nor will anyone incur any liability for failure to give any notice. This is a one- time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The election form (or a email copy of it) together with all other required documents must be received by Noopur Liffick, no later than 4:00 p.m., Mountain Time, on January 31, 2017.

8.	Additional Documents to Read.

You should be sure to read the Offer to Amend, all documents referenced therein, the Supplemental Company Information, dated December 15, 2016 and the letter from Nevan C. Elam, dated December 15, 2016 before deciding to participate in the offer.

9.	Important Tax Information.

You should refer to Section 13 – Certain U.S. Federal Income Tax Consequences of the offer, which contains important federal income tax information. We also recommend that you consult with your own personal financial planner, or other personal financial, legal and/or tax advisors or other personal advisors before deciding whether or not to participate in this offer.